Exhibit 99.1

For More Information Contact: J. Downey Bridgwater, President & Chief Executive Officer 713-507-2670 Chris Reid, Vice President, Investor Relations 713-507-2873	For Immediate Release — December 22, 2005
STERLING BANCSHARES ANNOUNCES RETIREMENT
OF GEORGE MARTINEZ FROM BOARD OF DIRECTORS
HOUSTON, TX — December 22, 2005 — Sterling Bancshares, Inc. (NASDAQ: SBIB) announced the retirement of long-time director George Martinez from Sterling’s Board of Directors, effective December 31, 2005.
“George’s business acumen, entrepreneurial spirit, and dedication have served Sterling well since its inception,” said J. Downey Bridgwater, President, Chief Executive Officer and Chairman of the Board of Sterling. “We cannot thank him enough for all of his contributions.”
“Over the past 31 years, I have worked with great and wonderful people at Sterling, and I believe we have accomplished something significant,” Mr. Martinez said. “I have every confidence that the Board of Directors and dedicated employees of Sterling will continue to build on the foundations that we have laid. I will miss my close association with Sterling, and wish them well.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several facts, many beyond our control that could cause our results to differ significantly from expectations including our ability to integrate acquisitions and realize expected cost savings and revenue enhancements from acquisitions; adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of our allowance for credit losses; our ability to maintain or improve origination volumes and competitive influences on product pricing. Additional factors can be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).
About Sterling Bancshares
Sterling Bancshares, Inc., is a Houston-based holding company with total assets of $3.7 billion, which operates 40 banking offices in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 8th and 9th largest in the United States, respectively, based on population. The Company’s common stock is traded through the NASDAQ National Market System under the symbol “SBIB.”
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